EXHIBIT 23.1.1
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                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-90632 of Foamex L.P. and subsidiaries on Form S-4 of our report dated March 25, 2002 (June 14, 2002 as to the condensed consolidating financial information included in Note 16 and as to Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the common control merger of Foamex L.P. and subsidiaries and Foamex Carpet Cushion, Inc.) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Summary Financial Data", "Selected Historical Financial Data" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 13, 2002